News Release
Investor Relations Contact:
Douglas S. Sharp
Vice President and Chief Financial Officer
(281) 348-3232
douglas_sharp@administaff.com

News Media Contact:
Alan Dodd
Director, Corporate Communications
(281) 348-3105
alan_dodd@administaff.com

ADMINISTAFF SIGNS NEW THREE-YEAR PACT WITH UNITEDHEALTHCARE
Continues to Improve Overall Value Proposition for Clients and Employees

HOUSTON - March 14, 2005 - Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization (PEO), today announced that it has entered into a new three-year arrangement for health benefit coverages with UnitedHealthcare. This arrangement reflects success in moderating the rate of healthcare cost growth on behalf of Administaff’s covered worksite employees, as well as a further strengthening of its business relationship with UnitedHealthcare.

As a result of the progressive improvements achieved in program performance over a sustained, multi-year period, Administaff’s capital requirements under the program have been substantially reduced. Under the new arrangement, the requirement for the current $17.5 million security deposit has been eliminated. Instead, the companies have agreed that Administaff will maintain a minimum accumulated plan surplus of $11 million. Accumulated plan surpluses represent cash funded to UnitedHealthcare in excess of the estimated costs of the plan at the end of each accounting period. As of Dec. 31, 2004, the accumulated plan surplus was $10.9 million.

Under the new contract, effective retroactively to Jan. 1, 2005, the costs of certain services will also be reduced. Additionally, Administaff has the option to limit its medical cost risk to $1 million per individual per year by purchasing specific stop loss coverage.

“We are pleased with the favorable terms of our new agreement with UnitedHealthcare,” said Richard G. Rawson, Administaff president. “We believe this new arrangement demonstrates the long-term success of our relationship, and we appreciate UnitedHealthcare’s ongoing commitment to helping us provide premium healthcare benefits for worksite employees at America’s best small and medium-sized businesses.”

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Administaff selected UnitedHealthcare as its lead health insurance carrier in Jan. 2002. The majority of Administaff’s corporate and worksite employees are covered under the plan. Reflecting the success of the performance of the plan as well as the ongoing maturation of the relationship between the companies, the initial $30 million security deposit was reduced to $25 million in June 2002, further reduced to $17.5 million in Jan. 2004, and will now be eliminated.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s Web site at www.administaff.com.

(Note: The statements contained in this press release that are not historical facts, including those that are identified with the words “outlook,” “plan,” “expect,” “predict,” “appears,” “indicator” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors cited above as challenges and concerns and: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the effectiveness of Administaff’s retirement services operation; (v) changes in the competitive environment in the Professional Employer Organization industry; (vi) Administaff’s liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)
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